Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 95 to the Registration Statement on Form N-1A of Fidelity Concord Street Trust: Fidelity Advisor Event Driven Opportunities Fund of our reports dated June 19, 2017 relating to the financial statements and financial highlights included in the April 30, 2017 Annual Reports to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers PricewaterhouseCoopers LLP Boston, Massachusetts September 25, 2017